                          SCHEDULE 14(A) INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [_]

Check the appropriate box:

    [_] Preliminary proxy statement

    [_] Definitive proxy statement

    [X] Definitive additional materials

    [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Oracle Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                             Oracle Corporation
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    ---------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

      $125
    ---------------------------------------------------------------
  (2) Form, schedule or registration statement no.:

      Schedule 14A
    ---------------------------------------------------------------
  (3) Filing party:

      Oracle Corporation
    ---------------------------------------------------------------
  (4) Date filed:

      August 30, 1996
    ---------------------------------------------------------------

                         [LOGO OF ORACLE APPEARS HERE]

                              500 ORACLE PARKWAY
                        REDWOOD CITY, CALIFORNIA 94065

September 11, 1996
To our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Oracle Corporation (the "Company"). The Annual Meeting will be held on Monday, October 14, 1996, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California.

  The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

  Included with the Proxy Statement is a copy of the Company's Annual Report on Form 10-K for fiscal year 1996. We encourage you to read the Form 10-K. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

  Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

  We look forward to seeing you at the Annual Meeting.

                                          Sincerely,


                                          /s/ Lawrence J. Ellison
                                          ----------------------------------
                                                   LAWRENCE J. ELLISON
                                             Chairman of the Board and Chief
                                                    Executive Officer

                         [LOGO OF ORACLE APPEARS HERE]
                              500 ORACLE PARKWAY
                        REDWOOD CITY, CALIFORNIA 94065

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

  The Annual Meeting of Stockholders of the Company will be held on Monday, October 14, 1996, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To approve the adoption of the Company's Executive Officers 1997 Bonus
Plan.

  3. To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's Common Stock from 1,000,000,000 to 2,000,000,000 shares.

  4. To approve an amendment to the Company's 1993 Directors' Stock Option Plan, among other things, increasing certain option grants to non-employee directors.

  5. To approve an amendment to the Company's 1991 Long-Term Equity Incentive Plan increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 34,000,000 shares.

  6. To approve an amendment to the Company's Employee Stock Purchase Plan
(1992) increasing the number of shares of the Company's Common Stock reserved for issuance thereunder by 7,000,000 shares.

  7. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the current fiscal year.

  8. To transact any other business that may properly come before the meeting.

  Stockholders of record at the close of business on August 30, 1996 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                          By Order of the Board of Directors,


                                          /s/ Raymond L. Ocampo Jr.
                                          ----------------------------------
                                                  RAYMOND L. OCAMPO JR.
                                             Senior Vice President, General
                                              Counsel & Corporate Secretary

Redwood City, California
September 11, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT

                              SEPTEMBER 11, 1996

  The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Oracle Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on October 14, 1996, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California. All holders of record of Common Stock, par value $0.01 per share (the "Common Stock"), on August 30, 1996, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 657,309,890 shares of Common Stock outstanding and entitled to vote. A majority, 328,654,946, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's Annual Report on Form 10-K were first mailed to stockholders on or about September 11, 1996. The Company's Annual Report on Form 10-K contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the "SEC").

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either before the meeting at which the matter voted by proxy is acted upon or at the meeting before the vote on the matter. A proxy may be revoked by a later proxy that is signed by the person who signed the earlier proxy and presented at the meeting or by attendance at the meeting and voting in person.

  The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company also has retained Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies. CIC will receive a fee for such services of approximately $11,500 plus out-of-pocket expenses, which will be paid by the Company. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  At the Annual Meeting, the stockholders will elect directors to hold office until the next annual meeting of stockholders and until successors have been duly elected and qualified or until any such director's earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

  Jack F. Kemp resigned from the Board of Directors on September 5, 1996. James A. Abrahamson has indicated that he will resign from the Board of Directors effective October 14, 1996. The Company anticipates that at the Board Meeting prior to the Annual Meeting, the Board will be reduced from eight to six members. As a result, the Company expects that the six nominees recommended by the Board of Directors should fill all available positions on the Board of Directors.

DIRECTORS

  The following incumbent directors are being nominated for re-election to the
Board: Lawrence J. Ellison, Donald L. Lucas, Delbert W. Yocam, Michael J. Boskin, Raymond J. Lane and Jeffrey O. Henley.

REQUIRED VOTE

  Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
             FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

  MR. ELLISON, 52, has been Chief Executive Officer and a director of the Company since he founded the Company in May 1977, and was President of the Company until June 1996. Mr. Ellison has been Chairman of the Board since June 1995 and was Chairman of the Board from April 1990 until September 1992. He has been a member of the Executive Committee since 1986. Mr. Ellison is also a director of NeXT Computer, Inc., is Co-Chairman of California's Council on Information Technology and is a member of President Clinton's Export Council.

  MR. LUCAS, 66, has been a director of the Company since March 1980. He has been Chairman of the Executive Committee since 1986 and Chairman of the Finance and Audit Committee since 1987. Mr. Lucas has been a member of the Compensation Committee since 1989. He was Chairman of the Board from October 1980 through March 1990. He has been a venture capitalist since 1960. He is also a director of Cadence Design Systems, Inc., Amati Communications Corporation, Macromedia, Inc., Racotek, Inc., Transcend Services, Inc. and Tricord Systems, Incorporated.

  MR. YOCAM, 52, has been a director of the Company and has been a member of the Finance and Audit Committee since March 1992. He has been a member of the Compensation Committee since May 1993. Mr. Yocam has been an independent consultant from November 1994 to the present. Mr. Yocam was President, Chief Operating Officer and a director of Tektronix, Inc. from September 1992 until November 1994. He was an independent consultant from November 1989 until September 1992. Mr. Yocam was with Apple Computer, Inc. from November 1979 through November 1989, serving in a variety of executive management positions including Chief Operating Officer from August 1986 to August 1988 and President of Apple Pacific, Inc., a subsidiary of Apple Computer, Inc., from August 1988 to November 1989. Mr. Yocam is also a director of Adobe Systems Incorporated, Castelle, Inc., Integrated Measurement Systems, Inc. and Sapiens International Corp.

  DR. BOSKIN, 50, has been a director of the Company since May 1994. He has been a member of the Finance and Audit Committee since July 1994 and a member of the Compensation Committee since July 1995. Dr. Boskin has been a professor of economics at Stanford University since 1971 and principal of Boskin & Co., a consulting firm, since 1980. He was Chairman of the President's Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin is also a director of Exxon Corporation, HealthCare COMPARE Corp. and Airtouch Communications, Inc.

  MR. LANE, 49, has been President and Chief Operating Officer since July 1996. Mr. Lane served as Executive Vice President of the Company and President of Worldwide Operations from October 1993 to June 1996, and has been a director since June 1995. He served as a Senior Vice President of the Company and President of Oracle USA from June 1992 to September 1993. Before joining Oracle, Mr. Lane was a Senior Vice President and Managing Partner of the Worldwide Information Services Group at Booz-Allen & Hamilton from July 1986 to May 1992. He served on the Booz-Allen & Hamilton Executive Committee from April 1987 to May 1992, and on its Board of Directors from April 1991 to May 1992. Mr. Lane is also a member of the Board of Trustees of Carnegie-Mellon University.

  MR. HENLEY, 51, has been Executive Vice President and Chief Financial Officer of the Company since March 1991 and has been a director since June 1995. Prior to joining Oracle, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. Mr. Henley is also a director of Tricord Systems, Inc., a computer hardware company.

DIRECTOR COMPENSATION

  The Company currently pays Messrs. Yocam and Abrahamson and Dr. Boskin directors' fees of (1) $1,000 for each regularly scheduled Board meeting attended, (2) $3,000 for each meeting of the Finance and Audit Committee attended, (3) $2,000 per day for each special meeting or committee meeting attended, and (4) an annual retainer of $30,000. Mr. Lucas was paid an annual retainer of $100,000 in fiscal year 1996 and will be paid an annual retainer of $120,000 in fiscal year 1997. Dr. Boskin had a one-time consulting project with the Company pursuant to which he was paid $25,000 during fiscal year 1996. Messrs. Ellison, Lane and Henley are officers of the Company and are not separately compensated as directors of the Company. Non-employee members of the Board also participate in the Company's 1993 Directors' Stock Option Plan, which provides for the following grants of options to purchase Common Stock of the Company to non-employee members of the Board: options to purchase 50,000 shares of Common Stock as of the date an individual becomes a non-employee director; options to purchase 15,000 shares of Common Stock on May 31 of each year (proposed to be increased to 18,000 shares--see Proposal No. 4 below) provided such director has served on the Board for at least six months; options to purchase 35,000 shares of Common Stock on May 31 of each year (proposed to be increased to 40,000 shares--see Proposal No. 4 below) to the director (or directors) who serves as chairman of either the Executive Committee or the Finance and Audit Committee (or both) provided such director has served in such capacity for at least one year.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  The Board of Directors met four times at regularly scheduled meetings during fiscal year 1996 and during that same period acted four times by unanimous written consent. Standing committees of the Board currently include, among others, an Executive Committee, a Finance and Audit Committee, a Compensation Committee and a Nominating Committee. Each incumbent director has attended at least 75% of all Board meetings and applicable committee meetings.

  Messrs. Ellison, Lucas and Henley are presently the members of the Executive Committee. The Executive Committee did not meet during fiscal year 1996, and during that same period acted two times by unanimous written consent. Unless otherwise determined by the Board, the Executive Committee is generally vested with all the powers of the Board of Directors, except that the Executive Committee cannot take action to have the Company expend over $10,000,000 to acquire another company, liquidate the Company, sell all or substantially all of the Company's assets, merge the Company with another company where the Company is not the surviving entity, or take any other action not permitted to be delegated to a committee under Delaware law or the Company's Bylaws.

  Messrs. Lucas and Yocam and Dr. Boskin are presently the members of the Finance and Audit Committee. The Finance and Audit Committee met four times during fiscal year 1996. The function of the Finance and Audit Committee is to review financial and auditing issues of the Company, including the Company's choice of independent public accounting firms, and to make recommendations to the Board of Directors.

  Messrs. Lucas and Yocam and Dr. Boskin are presently the members of the Compensation Committee. The Compensation Committee met one time during fiscal year 1996, and during that same period acted twenty-four times by unanimous written consent. The function of the Compensation Committee is to review and set the compensation of the Company's Chief Executive Officer and certain of its most highly compensated officers, including salary, bonuses and other incentive plans, stock options, and other forms of compensation, and to administer the Company's stock plans.

  Mr. Abrahamson and Dr. Boskin are presently the members of the Nominating Committee. The Nominating Committee did not meet during fiscal year 1996, and during the same period acted two times by unanimous written consent. The function of the Nominating Committee is to recommend qualified candidates for election as officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate's name, biographical data and qualifications.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of August 15, 1996, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

                                                                          PERCENT
                                                   AMOUNT AND NATURE OF     OF
   NAME AND ADDRESS OF BENEFICIAL OWNER OVER 5%   BENEFICIAL OWNERSHIP(1)  CLASS
   --------------------------------------------   ----------------------  -------
   Lawrence J. Ellison(2)
   500 Oracle Parkway, Redwood City, CA 94065..        150,793,128         22.8%
   Dirk A. Kabcenell(3)........................          1,358,552            *
   Jeffrey O. Henley(4)........................          1,136,226            *
   Raymond J. Lane(5)..........................            894,931            *
   David J. Roux(6)............................            114,021            *
   Donald L. Lucas(7)..........................             83,749            *
   Michael J. Boskin(8)........................             32,342            *
   Delbert W. Yocam(9).........................             18,280            *
   James A. Abrahamson.........................             17,482            *
   Jack Kemp(10)...............................             14,062            *
   All current executive officers and directors
    as a group (12 persons)(11)................        154,753,632         23.3%

- --------
  *  Less than 1%
 (1) Unless otherwise indicated below, each person listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Includes 3,782,250 shares subject to currently exercisable options or options exercisable within 60 days.

 (3) Includes 682,499 shares subject to currently exercisable options or options exercisable within 60 days, including 43,125 shares subject to options owned by Mr. Kabcenell's wife. Includes 26,235 shares owned by Mr. Kabcenell's wife.

 (4) Includes 1,134,375 shares subject to currently exercisable options or options exercisable within 60 days.

 (5) Includes 885,190 shares subject to currently exercisable options or options exercisable within 60 days.

 (6) Includes 112,500 shares subject to currently exercisable options or options exercisable within 60 days.

 (7) Includes 15,000 shares owned of record by Mr. Lucas or his successor trustee under a trust agreement for the benefit of Mr. Lucas and his wife. Includes 68,749 shares subject to currently exercisable options or options exercisable within 60 days.

 (8) Includes 32,342 shares subject to currently exercisable options or options exercisable within 60 days.

 (9) Includes 18,280 shares subject to currently exercisable options or options exercisable within 60 days.

(10) Includes 14,062 shares subject to currently exercisable options or options exercisable within 60 days.

(11) Includes all shares described in notes (2)-(10) above.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation paid by the Company to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of May 31, 1996) (hereinafter referred to as the "named executive officers") for the fiscal years ended May 31, 1996, 1995, and 1994:

                          SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                             ANNUAL                          COMPENSATION
                                          COMPENSATION                          AWARDS       ALL OTHER
   NAME AND PRINCIPAL              -------------------------- OTHER ANNUAL  OPTIONS/SARS(1) COMPENSATION
        POSITION                   YEAR SALARY($)   BONUS($)  COMPENSATION        (#)         (2) ($)
   ------------------              ---- ---------- ---------- ------------  --------------- ------------
Lawrence J. Ellison............... 1996 $1,000,007 $1,330,875   $     0         700,000         $  0
 Chairman and Chief                1995 $1,099,992 $2,243,098   $     0         675,000         $  0
 Executive Officer                 1994 $1,015,008 $1,394,610   $     0         450,000         $189

Raymond J. Lane................... 1996 $  700,008 $  825,119   $     0         350,000         $  0
 President and Chief               1995 $  700,008 $1,427,426   $     0         337,500         $  0
 Operating Officer                 1994 $  514,992 $  707,610   $     0         675,000         $189

Jeffrey O. Henley................. 1996 $  499,992 $  588,656   $     0         350,000         $  0
 Executive Vice President          1995 $  499,992 $1,019,590   $     0         337,500         $  0
 and Chief Financial Officer       1994 $  364,992 $  501,510   $     0         225,000         $189

Dirk A. Kabcenell................  1996 $  349,992 $  358,313   $     0               0         $  0
 Executive Vice President,         1995 $  341,665 $  713,713   $     0         300,000         $  0
 Product Division                  1994 $  247,756 $  150,000   $     0         112,500         $189

David J. Roux(3).................  1996 $  349,992 $  350,000   $90,881(4)       50,000         $  0
 Executive Vice President,         1995 $  240,058 $  250,000   $     0         225,000         $  0
 Corporate Development

- --------
(1) All figures in this column reflect options to purchase common stock.
(2) All amounts in this column reflect premiums paid for group term life insurance.
(3) Mr. Roux joined the Company in September 1994.
(4) Consists of relocation expenses.

STOCK OPTIONS

  The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 1996:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                   INDIVIDUAL GRANTS
                         --------------------------------------
                                        PERCENT OF
                                          TOTAL                      POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF    OPTIONS/SARS               ASSUMED ANNUAL RATES OF STOCK PRICE
                          SECURITIES    GRANTED TO                   APPRECIATION FOR OPTION TERM
                          UNDERLYING   EMPLOYEES IN EXERCISE OR ---------------------------------------
                         OPTIONS/SARS  FISCAL YEAR  BASE PRICE  EXPIRATION
     NAME                 GRANTED(1)       1996       ($/SH)       DATE        5%($)         10%($)
     ----                ------------  ------------ ----------- ------------------------- -------------
Lawrence J. Ellison.....   700,000(2)      5.66%      $33.25       5/31/06  $  14,637,522 $  37,094,356
Raymond J. Lane.........   350,000(2)      2.83%      $33.25       5/31/06  $   7,318,761 $  18,547,178
Jeffrey O. Henley.......   350,000(2)      2.83%      $33.25       5/31/06  $   7,318,761 $  18,547,178
Dirk A. Kabcenell.......         0            0%         --            --             --            --
David J. Roux...........    50,000(2)      0.40%      $33.25       5/31/06  $   1,045,537 $   2,649,597

- --------
(1) Each option granted vests at the rate of 25% per annum. Options will become immediately exercisable if 50% of the voting stock of the Company is acquired in a transaction or series of transactions expressly disapproved by the Board. Each option was granted under the Company's 1991 Long-Term Equity Incentive Plan and has an exercise price equal to the fair market value of the Common Stock on the date of grant.

(2) Each of the indicated options was granted on May 31, 1996.

  The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 1996 and unexercised options held as of the end of fiscal year 1996:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                            SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                           OPTIONS/SARS AT FISCAL   IN-THE-MONEY OPTIONS/SARS
                         SHARES ACQUIRED VALUE REALIZED         YEAR-END (#)         AT FISCAL YEAR-END ($)
          NAME           ON EXERCISE (#)      ($)         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- --------------   ------------------------- -------------------------
Lawrence J. Ellison.....     627,750      $16,743,317         3,782,250/843,750     $109,147,997/$12,029,698
Raymond J. Lane.........     728,436(1)   $18,390,377(1)        547,689/984,376     $ 10,650,998/$20,142,978
Jeffrey O. Henley.......     150,000      $ 4,377,706         1,134,375/421,875     $ 30,946,598/$ 6,014,849
Dirk A. Kabcenell.......      90,000      $ 1,997,703           502,128/405,371     $ 13,038,117/$ 7,549,134
David J. Roux...........           0      $         0            56,250/168,750     $    760,939/$ 2,282,816

- --------
(1) 548,436 shares with a value realized of $14,042,885 were exercised pursuant to a divorce decree for the benefit of Mr. Lane's former spouse.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Mr. Roux has an agreement with the Company that provides him with up to twelve months salary of $29,166.67 per month if his employment is terminated without cause and he has not obtained other employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of Messrs. Lucas and Yocam and Dr. Boskin. No member of the Compensation Committee was an officer or employee of the Company or its subsidiary during fiscal year

1996. None of the executive officers of the Company has served on the Board of Directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                            EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

 Membership and Role of the Compensation Committee

  The Compensation Committee (the "Committee") consists of the following non-employee members of the Company's Board of Directors: Donald L. Lucas, Delbert
W. Yocam and Michael J. Boskin.

  The Committee reviews and determines the Company's executive compensation objectives and policies and administers the Company's stock plans. The Committee reviews and sets the compensation of the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. The Company intends to qualify certain compensation paid to executive officers for deductibility under the Code, including Section 162(m). However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

 Executive Compensation Program

OBJECTIVES

  The Objectives of the Company's executive compensation program are to:

  --Attract and retain highly talented and productive executives.

  --Provide incentives for superior performance by paying above-average compensation.

  --Align the interests of executive officers with the interests of the Company's stockholders by basing a significant portion of compensation upon the Company's performance.

COMPONENTS

  The Company's executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary; annual bonus; and long-term incentive compensation consisting of stock option grants.

  It is the Company's policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of select corporations to which the Company compares its executive compensation. The Company selects such corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations with whom the Company compares its compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both the Company's and the corporations' businesses over time. The Company believes that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of the Company's business.

  Each component of the Company's executive compensation program serves a specific purpose in meeting the Company's objectives. The components of the Company's executive compensation program are described below, except for any limitations arising from certain provisions of employment agreements that the Company enters into upon hiring an executive.

  Base salary. The Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

  The measures of individual performance considered in setting fiscal year 1996 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

  Annual bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. Executive bonus payments are based upon earnings per share and revenue growth and are increased or decreased if the Company's revenue growth for certain products changes in relation to the revenue growth of one or more of the Company's competitors designated by the Committee.

  Long-term incentive compensation. The Company believes that option grants
(1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company's success, and (3) help retain key executives in a competitive market for executive talent.

  The Company's 1990 Executive Officers Stock Option Plan and 1991 Long-Term Equity Incentive Plan authorize the Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over a period of four years and expire ten years from the date of grant.

  Benefits. The Company believes that it must offer a competitive benefit program to attract and retain key executives.

  During fiscal year 1996 the Company provided medical and other benefits to its executive officers that are generally available to the Company's other employees.

  Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation plan includes the same elements and performance measures as the plans of the Company's other senior executives.

  Mr. Ellison's salary for fiscal year 1996, as compared to fiscal year 1995, decreased 9% and bonus for fiscal year 1996 decreased 41% compared to the previous fiscal year. The decrease in Mr. Ellison's salary resulted from the Company's attempt to reduce the amount of compensation that is not tax deductible due to Section 162(m) of the Code. The decrease in Mr. Ellison's bonus reflects the application of the fiscal year 1996 bonus plans, as adopted by the stockholders of the Company on October 9, 1995, to the Company's results for fiscal year 1996.

Submitted by: Donald L. Lucas
          Delbert W. Yocam
          Michael J. Boskin

STOCK PERFORMANCE CHART

  The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Hambrecht & Quist ("H&Q") Technology Index for the five fiscal years commencing May 31, 1991 and ending May 31, 1996, assuming an investment of $100 and the reinvestment of any dividends.

  The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG ORACLE CORPORATION, THE S&P 500 INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           ORACLE         S & P 500     HAMBRECHT &
(Fiscal Year Covered)        CORPORATION    INDEX         QUIST TECHNOLOGY
- -------------------          -----------    ---------     ----------------
Measurement Pt-05/91        $  100           $100         $100
FYE   05/92                 $  198           $110         $111
FYE   05/93                 $  557           $123         $128
FYE   05/94                 $  913           $128         $137
FYE   05/95                 $1,390           $154         $195
FYE   05/96                 $1,988           $197         $275

*$100 invested on 05/31/91 in Stock or Index -- including reinvestment of dividends. Fiscal year ending May 31.

TRANSACTIONS AND LEGAL ACTIONS INVOLVING MANAGEMENT

  From June 1, 1995 to the present, there have been no transactions between the Company and any executive officer, director, 5% beneficial owner of the Company's Common Stock, or member of the immediate family of the foregoing persons in which one of the foregoing individuals or entities had an interest of more than $60,000, except for the following:

  As previously announced, the Company develops and licenses software products which may be used with a computer manufactured by nCUBE, a manufacturer of massively-parallel supercomputers. Mr. Ellison owns a controlling interest in nCUBE. During fiscal year 1996, the Company purchased from nCUBE approximately $300,000 of computer equipment and maintenance and related services. The Company has loaned nCUBE certain computer hardware (used primarily to facilitate communications between the Company and nCUBE and for development work requested by the Company) and nCUBE has loaned certain computer hardware to the Company. In exchange for software development services rendered by the Company for the nCUBE operating system valued at approximately $1 million, the Company received from nCUBE certain computer hardware equipment valued at approximately the same amount. The Company has also entered into a reseller agreement with nCUBE entitling nCUBE to distribute certain software which the Company has a license to distribute. The Company also has entered into a consulting services agreement with nSOF Parallel Software, Ltd., in which Mr. Ellison owns a controlling interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended May 31, 1996 all Reporting Persons complied with all applicable filing requirements, except that Messrs. Ellison, Lucas, Yocam, Kemp, Lane, Henley, Williams and Roux and Dr. Boskin each made one late filing as a result of an administrative timing error on the part of the Company with respect to stock option grants issued to each of these individuals in May 1996. None of these stock option grants are exercisable before May 24, 1997.

                                PROPOSAL NO. 2

              ADOPTION OF THE EXECUTIVE OFFICERS 1997 BONUS PLAN

  On July 15, 1996, the Compensation Committee unanimously approved the adoption of the Executive Officers 1997 Bonus Plan (the "Bonus Plan"), and the Board directed that the Bonus Plan be submitted to the stockholders at the 1996 Annual Meeting. Targets set at the July 15, 1996 meeting for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Bonus Plan is not approved by the stockholders of the Company.

  The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

REQUIRED VOTE

  Approval of the adoption of the Executive Officers 1997 Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
        APPROVAL OF ADOPTION OF THE EXECUTIVE OFFICERS 1997 BONUS PLAN.

DESCRIPTION OF THE EXECUTIVE OFFICERS 1997 BONUS PLAN

  HISTORY. The Compensation Committee (the "Committee") approved the adoption of the Executive Officers 1997 Bonus Plan (the "Bonus Plan") on July 15, 1996.

  PURPOSE. The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

  ADMINISTRATION. The Bonus Plan will be administered by the Committee consisting of no fewer than two members of the Board, all of which members qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code ("Code Section 162(m)").

  ELIGIBILITY. Participants in the Bonus Plan are chosen solely at the discretion of the Committee. All officers of the Company are eligible to participate in the Bonus Plan. No person is automatically entitled to participate in the Bonus Plan in any plan year.

  DETERMINATION OF AWARDS. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of performance criteria established by the Committee. The performance criteria are earnings per share and revenue growth. Awards are based upon the Company's level of achievement of the foregoing performance criteria and consist of a percentage of base salary tied to a matrix of the Company's performance criteria. The Committee adopts the performance criteria within 90 days after the start of each fiscal year or in advance of such other date as may be permitted under Code Section 162(m). The Committee also adopts at the same time a mathematical formula for the fiscal year which is applied to either reduce or increase an award if the Company's revenue growth for certain products changes in relation to the revenue growth of one or more of the Company's competitors designated by the Committee. With respect to the Company's current fiscal year, such determinations were made by the Compensation Committee at a meeting held on July 15, 1996. In order for participants to achieve a comparable bonus percentage of base salary as was awarded in fiscal year 1996, the Company will have to substantially outperform its fiscal year 1997 budget and/or outperform the revenue growth of one or more of selected key competitors.

  PAYMENT OF AWARDS. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

  ESTIMATE OF BENEFITS. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable.

  AMENDMENT AND TERMINATION. The Committee may terminate the Bonus Plan, in whole or in part, may suspend the Bonus Plan, in whole or in part from time to time, and may amend the Bonus Plan from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder so long as stockholder approval has been obtained if required in order for awards under the Bonus Plan to qualify as "performance-based compensation" under Code Section 162(m). No amendment, termination, or modification of the Bonus Plan may in any manner affect awards theretofore granted without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interests of all persons to whom awards have been previously granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

  TERMINATION OF EMPLOYMENT. Should the participant's employment with the Company terminate for any reason during the plan year, the participant will not be eligible to receive an award under the Bonus Plan.

  FEDERAL INCOME TAX CONSEQUENCES. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives (and otherwise satisfies the requirements for deductibility under federal income tax law).

                                PROPOSAL NO. 3

            AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

  On July 15, 1996, the Board authorized an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share ("Common Stock"), from 1,000,000,000 to 2,000,000,000. The stockholders are being asked to approve this proposed amendment. As of August 15, 1996, 656,936,173 shares of Common Stock were issued and outstanding and 74,387,140 shares were reserved for issuance under the Company's stock plans and employee stock purchase plan.

  The Board believes that the proposed increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of Common Stock without the expense and delay of a special stockholders' meeting, in connection with possible future stock dividends or stock splits, equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes.

  Authorized but unissued shares of the Company's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company's stockholders, except as otherwise required by applicable law or stock exchange policies.

  The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights.

  The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt.

REQUIRED VOTE

  The approval of the adoption of the amendment to the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
        OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                PROPOSAL NO. 4

              AMENDMENT OF THE 1993 DIRECTORS' STOCK OPTION PLAN

  The Company's 1993 Directors' Stock Option Plan (the "1993 Plan") is intended to provide equity incentives to non-employee members of the Board to encourage their continued service on the Board and to enable the Company to attract and retain the best qualified individuals for service on the Board.

  In order to allow the Company to attract and retain the best qualified directors and in order to enjoy the increased flexibility permitted by changes as of August 15, 1996 to certain rules under Section 16 of the Securities Exchange Act of 1934 (the "New Rules"), the Board has adopted amendments to the 1993 Plan. At the Annual Meeting, the stockholders are being asked to approve the adoption of amendments to the 1993 Plan, as adopted by the Board on July 15, 1996 and August 15, 1996, as follows:

    1. To increase the number of shares purchasable upon exercise of options granted annually to non-employee directors by 3,000 to 18,000 shares.

    2. To increase the number of shares purchasable upon exercise of options granted to each non-employee director that is the Chairman of the Finance and Audit Committee and/or the Executive Committee by 5,000 to 40,000 shares.

    3. To provide for a one-time grant of options as of the date of the Annual Meeting to Mr. Lucas to purchase 5,000 shares of Common Stock and to each of Mr. Yocam and Dr. Boskin to purchase 3,000 shares of Common Stock.

    4. To eliminate certain provisions of the 1993 Plan that are no longer necessary under the New Rules: (1) Section 5(d)(iii), which referred to changes to Rule 16b-3 proposed in May 1991 that are now superseded by current law, (2) Section 5(d)(iv), which limits the number of stock options that may be granted to any individual non-employee director to 675,000 shares of Common Stock, and (3) the last sentence of Section 14(a), which permits amendments to the 1993 Plan to be made only once every six months. The text of Sections 5(d)(iii), 5(d)(iv) and 14(a), prior to the proposed amendments, are set forth on Exhibit A hereto.

REQUIRED VOTE

  Approval of the adoption of the 1993 Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
                      1993 DIRECTORS' STOCK OPTION PLAN.

DESCRIPTION OF 1993 PLAN AND OPTION TERMS

  The following is a summary of the principal provisions of the 1993 Plan, but it is not intended to be a complete description of all of the terms and provisions of the 1993 Plan. A copy of the 1993 Plan will be furnished to any stockholder upon written request to the Corporate Secretary of the Company at the principal executive offices of the Company in Redwood City, California.

  PURPOSE. The purpose of the 1993 Plan is to provide equity incentives to non-employee directors to encourage their continued service on the Board and to enable the Company to attract and retain the best qualified individuals for service on the Board.

  ADMINISTRATION. The 1993 Plan may be administered by the Board or by a committee appointed by the Board. The Board has designated the Compensation Committee (the "Committee") as administrator of the 1993 Plan.

  ELIGIBILITY. Options may be granted only to non-employee directors.

  EXERCISE PRICE. The option exercise price for an option granted under the 1993 Plan shall be the fair market value of the shares of Common Stock covered by the option on the date the option is granted.

  OPTION GRANTS. The 1993 Plan provides for an automatic grant of an option to purchase fifty thousand (50,000) shares as of the date any individual becomes a non-employee director. The 1993 Plan provides for an automatic grant of an option to purchase fifteen thousand (15,000) shares (proposed to be changed to eighteen thousand (18,000) shares) to each non-employee director each year on May 31, provided that such director has served on the Board for at least six months. Finally, the 1993 Plan provides that each non-employee director who has served as a chairman of either the Executive Committee or the Finance and Audit Committee for at least one year (and who continues to serve in that capacity on the date of grant) shall automatically receive each year on May 31 an additional grant of an option to purchase thirty-five thousand (35,000) shares (proposed to be changed to forty thousand (40,000) shares).

  GRANT LIMITS. No individual director may be granted options to purchase more than an aggregate of 675,000 shares under the 1993 Plan. This limitation is proposed to be eliminated.

  LIMITATION. Each automatic grant of options to purchase 35,000 shares to a chairman of either the Executive Committee or the Finance and Audit Committee made after the Company becomes subject to Rule 16b-3 of the Exchange Act, as amended, shall be conditioned upon the Company receiving on or before the date of grant either an opinion of counsel or a no-action letter issued by the staff of the Securities and Exchange Commission to the Company stating that the grant is an exempt grant under such rule and the recipient of the grant remains a "disinterested" person within the meaning of such rule. This limitation is proposed to be eliminated.

  VESTING. Each option shall vest and become exercisable at the rate of twenty-five percent (25%) of the amount granted on each anniversary of the date of grant.

  TERM. Options granted under the 1993 Plan expire 10 years following the date of grant, unless earlier terminated under the circumstances described below.

  PAYMENT UPON EXERCISE. Payment of the exercise price of such option may be made by any of the following methods or any combination thereof: (1) by cash or check; (2) by a same-day sale commitment from an optionee and a qualified broker-dealer; (3) through a margin commitment from the optionee and a qualified broker; and (4) where permitted by law, by tender of a full recourse promissory note secured by collateral other than the shares.

  RESIGNATION. In the event an optionee shall cease to be a director, each unexercised option held by such optionee shall automatically terminate three months after the optionee ceases being a director, except that the Board may, in its sole discretion, extend such period by up to three months.

  DISABILITY. In the event an optionee is unable to serve as a director as a result of total disability, each unexercised option held by such optionee shall automatically terminate six months after the date such optionee is first unable to serve as a director.

  DEATH. In the event an optionee dies during the term of an option and is a director at the time of his death or has been a director within three months of his death and has been a director since the date of grant of an option, such option shall automatically terminate six months following the date of death.

  TRANSFERABILITY. During an optionee's lifetime, an option may be exercised only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.

  CAPITAL CHANGES. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the 1993 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

  In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, the sale of all of the assets of the Company, or certain related transactions, all options outstanding under the 1993 Plan shall accelerate and become exercisable in full prior to and shall expire upon consummation of such transaction. In the event 50% of the outstanding voting securities of the Company become beneficially owned by a person in a transaction or series of transactions expressly disapproved by the Board, then all options outstanding under the 1993 Plan shall accelerate and become exercisable in full.

  TERMINATION AND AMENDMENT OF 1993 PLAN. Options may be granted under the 1993 Plan at any time through May 24, 2003. The Committee may at any time terminate or suspend the 1993 Plan. The Board or the Committee may amend the 1993 Plan in its discretion; provided that no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), or the Employee Retirement Income Security Act of 1974, as amended (such proviso is proposed to be eliminated); and provided that, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or any other applicable law or regulation, the Company shall obtain approval of the Company's stockholders to amend the 1993 Plan to the extent and in the manner required by such law or regulation. Subject to certain limitations, the Board shall have the authority at any time to make additional shares available for grant under the 1993 Plan, subject to obtaining stockholder approval to the extent required.

  FEDERAL INCOME TAX CONSEQUENCES. Options granted under the 1993 Plan are nonqualified stock options for federal income tax purposes. For a summary of the federal income tax consequences of participation in the 1993 Plan, see "Proposal No. 5--Amendment to the 1991 Long-Term Equity Incentive Plan-- Certain United States Federal Income Tax Information--Tax Treatment of the Optionee--Nonqualified Stock Options."

  ERISA. The Company believes that the 1993 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                                PROPOSAL NO. 5

             AMENDMENT TO THE 1991 LONG-TERM EQUITY INCENTIVE PLAN

  At the Annual Meeting, the stockholders are being asked to approve the adoption of an amendment to the Company's 1991 Long-Term Equity Incentive Plan (the "1991 Plan"), as adopted by the Board on July 15, 1996, which increases the number of shares reserved for issuance thereunder by a total of 34,000,000 shares of Common Stock.

  The 1991 Plan is intended to provide additional compensation and incentives to eligible individuals whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to attract and retain the best available talent for the successful conduct of its business.

REQUIRED VOTE

  Approval of the adoption of the amendment to the 1991 Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE
                     1991 LONG-TERM EQUITY INCENTIVE PLAN.

PLAN ACTIVITY

  As of August 15, 1996, options to purchase an aggregate of 9,339,953 shares of Common Stock issued under the 1991 Plan had been exercised, and options to purchase 38,172,628 shares were outstanding. Without taking into account the proposed amendment to the 1991 Plan, 10,987,419 shares remained available for future grants as of August 15, 1996.

  The table under the caption "Option/SAR Grants in Last Fiscal Year" provides information with respect to the grant of options under the 1991 Plan to the Chief Executive Officer and the next four most highly compensated executive officers during fiscal year 1996. The following table sets forth additional information with respect to options granted under the 1991 Plan during fiscal year 1996 to certain groups:

                                              WEIGHTED AVERAGE
                 IDENTITY OF GROUP             EXERCISE PRICE  OPTIONS GRANTED
                 -----------------            ---------------- ---------------
      All executive officers as a group
       (7 persons)...........................     $33.375         1,465,000
      Non-executive officer employees as a
       group (approximately 2,103 persons)...      $31.60        10,908,225

DESCRIPTION OF THE 1991 PLAN AND OPTION TERMS

  The following is a summary of the principal provisions of the 1991 Plan, but it is not intended to be a complete description of all of the terms and provisions of the 1991 Plan. A copy of the 1991 Plan will be furnished to any stockholder upon written request to the Corporate Secretary of the Company at the principal executive offices of the Company in Redwood City, California.

  HISTORY. The 1991 Plan was adopted by the Company's Board of Directors on July 31, 1991 and was approved by the Company's stockholders on October 14, 1991, and a total of 22,500,000 shares of the Company's Common Stock were reserved for issuance thereunder. On October 11, 1993, the 1991 Plan was amended by the stockholders to increase the number of shares reserved for issuance thereunder by 18,000,000. On October 10, 1994, the 1991 Plan was amended by the stockholders to limit the number of options that can be granted to any individual during any year to 4,500,000. On October 9, 1995, the 1991 Plan was amended by the stockholders to increase the number of shares reserved for issuance thereunder by 18,000,000.

  PURPOSE. The purpose of the 1991 Plan is to provide additional compensation and incentive to eligible employees, officers, directors, advisors and consultants whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to enlist and retain the best available talent for the successful conduct of its business.

  ADMINISTRATION. The 1991 Plan is currently administered by the Compensation Committee (the "Committee"). Subject to the terms of the 1991 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each award, the terms and conditions of such awards and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the 1991 Plan or any options granted thereunder. Such interpretations are binding on the Company and on the participants.

  ELIGIBILITY. All officers, directors (who are also employees or consultants of the Company), employees, advisors and consultants of the Company (or any subsidiary or affiliate of the Company) are eligible to receive awards under the 1991 Plan. The Company currently has approximately 57 subsidiary corporations eligible to participate in the 1991 Plan. As of July 31, 1996, approximately 24,650 full-time employees were eligible to receive options under the 1991 Plan, except those who are not eligible due to local securities laws.

  OPTION AWARDS. Both incentive stock options ("ISOs"), as defined in Section 422(b) of the Code, and nonqualified stock options ("NQSOs"), may be granted under the 1991 Plan. The Committee determines whether an option granted under the 1991 Plan will be an ISO or a NQSO. The 1991 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the 1991 Plan.

  OTHER AWARDS. In addition to stock options, certain other awards may be granted under the 1991 Plan, although no such rights or awards have been granted to date under the 1991 Plan. The Committee may grant Stock Appreciation Rights ("SAR") together with related options, entitling the holder upon exercise to receive an amount in any combination of cash or Common Stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the related option for such shares. The Committee may also grant rights to purchase stock under such terms and conditions as it may determine. In addition, the Committee may grant stock bonus awards payable in cash or Common Stock based upon reasonable performance criteria the Committee deems appropriate.

  PERFORMANCE-BASED COMPENSATION LIMITS. No employee shall be granted in any fiscal year of the Company options and SARs to acquire in the aggregate more than 4,500,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In the event that the Committee determines that such limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate such limitation.

  TERMS OF THE OPTIONS. Each option granted pursuant to the Plan is evidenced by a stock option grant (the "Grant") issued by the Company. An exercise notice and agreement (the "Exercise Notice") is to be completed by the optionee at the time an option is exercised. The Company does not receive any consideration from an optionee at the time an option is granted. The form of the Grant and the Exercise Notice may be amended by the Committee from time to time, subject to the terms of the 1991 Plan.

  Options may be granted under the 1991 Plan until July 30, 2001.

  Subject to the provisions of the 1991 Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability. Options granted under the 1991 Plan typically vest in four equal annual installments starting from the date of grant, although vesting of an option may be accelerated by the Committee. The Committee also has the discretion to modify, extend or renew outstanding awards and to issue new awards in exchange for surrender of outstanding awards. The Committee also may cause the Company to purchase for cash or shares of Common Stock any option issued under the 1991 Plan.

  Generally, ISOs and NQSOs granted under the 1991 Plan must be exercised within ten years of the option grant date. Any ISO granted to a person owning 10% or more of the total combined voting power of all classes of stock of the Company or of any subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the option grant date.

  The Committee determines the exercise price of each option granted, which is set forth in the Grant. Under the 1991 Plan, the exercise price of a NQSO granted to an employee may be less than the fair market value per share of the Company's Common Stock on the date the option is granted. In the case of an ISO, or in the case of an NQSO granted to a person other than an employee, the price shall be no less than 100% of the fair market value of a share of Common Stock at the time such option is granted, subject to certain conditions set forth in the 1991 Plan; provided that, in the case of an ISO granted to a ten percent stockholder, the price shall be no less than 110% of the fair market value of the Common Stock on the date the option is granted. The exercise price of options granted under the 1991 Plan, including all applicable withholding taxes, must be paid: (1) in cash; (2) by surrender of shares of the Company's Common Stock owned by the optionee for at least six months (or, in the case of payment of withholding taxes, by having the Company withhold from the shares to be issued upon exercise) having a fair market value on the date of surrender equal to the exercise price of the option (or the amount of the withholding obligation); (3) where permitted by applicable law and approved by the Committee, in its sole discretion, by tender of a promissory note; (4) by cancellation of indebtedness of the Company to the optionee; (5) by waiver of compensation due to or accrued by the optionee for services rendered; (6) by a same-day sale commitment from the optionee and a qualified broker; (7) by a margin commitment from the optionee and a qualified broker; or (8) by any combination of the foregoing, where approved by the Committee in its sole discretion.

  DEFERRALS. The Committee may also permit participants to elect to defer receipt of benefits under the 1991 Plan or make automatic deferrals. The Committee may also provide and determine the amount of any deemed earnings for amounts deferred under the 1991 Plan.

  NONTRANSFERABILITY AND TERMINATION OF OPTIONS. Options granted under the Plan may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option may be exercised only by the optionee or his or her legal representative.

  If an optionee's employment or other association with the Company or a subsidiary is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, must be exercised by the optionee the earlier of three months following such termination or the expiration of the option.

  CAPITAL CHANGES. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the 1991 Plan, the number of shares and the exercise price per share for each outstanding option and the annual limitation noted above will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

  In general, in the event of a merger or consolidation in which the Company is not the surviving corporation, or the sale of all or substantially all of the assets of the Company, the vesting of all awards granted pursuant to the 1991 Plan will accelerate and the awards will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding awards or substitutes substantially equivalent awards. In addition, if an employee's employment or other association with the Company's successor is terminated without cause within 12 months after consummation of a merger, consolidation or sale of assets, awards under the 1991 Plan will accelerate and become immediately and fully exercisable upon such termination.

  Notwithstanding the above, if 50% or more of the outstanding voting securities of the Company becomes beneficially owned (as defined in Rule 14d-3 promulgated by the SEC) by a person (as defined in Section 2(2) of the Securities Act of 1933 and in Section 13(d)(3) of the Securities Exchange Act of 1934) in a transaction or series of transactions expressly disapproved by the Board, then all outstanding awards shall become immediately exercisable with no further act or action required by the Board or the Committee.

  AMENDMENT AND TERMINATION. The Committee may amend or terminate the 1991 Plan at any time and in any respect, except that the Committee cannot, without the approval of the stockholders of the Company, amend the 1991 Plan in any manner that requires stockholder approval pursuant to the Code or the regulations thereunder or pursuant to Rule 16b-3 of the Exchange Act. No amendment of the 1991 Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. Subject to the specific terms of the 1991 Plan, the Committee may accelerate any award or option, reduce any applicable exercise price or waive any conditions or restrictions pursuant to such award or option at any time.

  If an option granted pursuant to the 1991 Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option or award will again become available for grant and purchase under the 1991 Plan.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

  GENERAL. The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences associated with participation in the 1991 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. All participants have been and are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 1991 Plan. Any tax effects that accrue to foreign employees as a result of participation in the 1991 Plan will be subject to the tax laws of the countries in which such employees reside.

  TAX TREATMENT OF THE OPTIONEE.

  Incentive Stock Options. The optionee will recognize no income upon grant of an ISO and incur no tax on its exercise unless the optionee is subject to the alternative minimum tax described below. If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  If the optionee disposes of ISO Shares prior to the expiration of either of the above required holding periods (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price, will be treated as ordinary income and reported on the employee's W-2 form. Income tax withholding on this income is optional. Any additional gain will be long-term or short-term capital gain, depending upon whether or not the ISO Shares were held for more than one year following the date of exercise by the optionee. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions). Long-term capital gain is taxed at a maximum federal income tax rate of 28% rather than the 39.6% maximum rate applicable to other income.

  Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of the ISO is an adjustment to income for purposes of the alternative minimum tax. An alternative minimum tax adjustment applies unless a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO. The alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income for alternative minimum taxable income up to $175,000 and 28% thereafter. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances).

  Nonqualified Stock Options. An optionee will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income and reported on an employee's W-2 form, or in the case of a non-employee, on a 1099 form and will be subject to income tax and FICA withholding by the Company (either by payment in cash or withholding out of the optionee's salary) if the optionee is an employee. Upon the sale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as short term or long term capital gain or loss depending upon whether or not the optionee held the shares for more than one year following exercise of the NQSO.

  Tax Treatment of Insiders. Optionees who are officers or directors of the company subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their options. In general, such optionees will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of
(1) the date such income normally would be recognized under the principles described above, or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such an optionee makes the election under Section 83(b) of the Internal Revenue Code to be taxed as of the date specified in
(1). The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. Optionees subject to this special treatment should consult their own tax advisors for further information.

  TAX TREATMENT OF THE COMPANY. The Company will be entitled to a deduction in connection with the exercise of an NQSO by a domestic optionee to the extent that the optionee recognizes ordinary income provided that the deduction is not disallowed under the provisions of Section 162(m) of the Code. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares and will not be entitled to any deduction upon exercise of an ISO.

  ERISA. The Company believes that the 1991 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                                PROPOSAL NO. 6

             AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN (1992)

  At the Annual Meeting, the stockholders are being asked to approve the adoption of an amendment to the Company's Employee Stock Purchase Plan (1992) (the "1992 Purchase Plan"), as adopted by the Board on July 15, 1996, which increases the number of shares reserved for issuance thereunder by a total of 7,000,000 shares of Common Stock. The following is a summary of the principal provisions of the 1992 Purchase Plan, but it is not intended to be a complete description of all of the terms and provisions of the 1992 Purchase Plan. A copy of the 1992 Purchase Plan will be furnished to any stockholder upon written request to the Secretary of the Company at the principal executive offices of the Company in Redwood City, California.

  The purpose of the 1992 Purchase Plan is to provide employees of the Company, and of subsidiaries that have not been excluded by the Board of Directors as ineligible to participate in the 1992 Purchase Plan, with an opportunity to purchase Common Stock of the Company at a discount from the market price, through payroll deductions, and to thereby provide an incentive for continued employment.

REQUIRED VOTE

  The approval of the adoption of the amendment to the 1992 Purchase Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
         OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN (1992).

PLAN ACTIVITY

  As of August 15, 1996, and without taking into account the proposed amendment to the 1992 Purchase Plan, the Company had issued and sold an aggregate of 11,941,738 shares of Common Stock pursuant to the 1992 Purchase Plan, and 6,471,564 shares remained eligible for purchase under the 1992 Purchase Plan.

  Participation in the 1992 Purchase Plan is voluntary and is dependent upon each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the 1992 Purchase Plan are not determinable. The following table sets forth certain information regarding shares purchased during fiscal year 1996 under the 1992 Purchase Plan by each of the named executive officers, all current executive officers as a group and all non-executive officer employees as a group:

                     INDIVIDUAL AND                   DOLLAR       NUMBER OF
                   POSITION OR GROUP                VALUE($)(1) SHARES PURCHASED
                   -----------------                ----------- ----------------
      Raymond J. Lane, President and Chief
       Operating Officer..........................  $    30,663          976
      Jeffrey O. Henley, Executive Vice President
       and Chief Financial Officer................  $    61,363        2,176
      Dirk A. Kabcenell, Executive Vice President,
       Product Division...........................  $    25,290          805
      David J. Roux, Executive Vice President,
       Corporate Development......................  $    40,785        1,521
      All executive officers as a group (7
       persons)...................................  $   227,973        7,928
      Non-executive officer employees as a group
       (approximately 11,128 persons).............  $88,397,315    3,109,805

- --------
(1) Market value on date of purchase. The purchase price paid by each participant in the 1992 Purchase Plan is at least 15% below the market value. See "Description of the 1992 Purchase Plan."

DESCRIPTION OF THE 1992 PURCHASE PLAN

  HISTORY. The 1992 Purchase Plan was adopted by the Company's Board of Directors on August 24, 1992 and was approved by the Company's stockholders on October 12, 1992, and a total of 9,000,000 shares of the Company's Common Stock were reserved for issuance thereunder (approximately 413,302 additional shares were carried over from a predecessor to the 1992 Purchase Plan). The 1992 Purchase Plan was amended by the Company's Board of Directors on July 19, 1993 and such amendment was approved by the Company's stockholders on October 11, 1993, to increase by 9,000,000 the total number of shares reserved for issuance thereunder.

  PURPOSE. The purpose of the 1992 Purchase Plan is to provide employees of the Company, and of subsidiaries that have not been excluded by the Board of Directors as ineligible to participate in the 1992 Purchase Plan, with an opportunity to purchase Common Stock of the Company at a discount from the market price, through payroll deductions, and to thereby provide an incentive for continued employment.

  ADMINISTRATION. The 1992 Purchase Plan may be administered by the Board of Directors, or by a committee of the Board appointed by the Board. Currently, the Compensation Committee (the "Committee") administers the 1992 Purchase Plan for all employees. Members of the Committee are not eligible to participate in the 1992 Purchase Plan. The administration, interpretation, application, or adjudication by the Committee of the 1992 Purchase Plan is, to the full extent permitted by law, final, conclusive, and binding on all participants. Members of the Committee do not receive any additional compensation for administering the 1992 Purchase Plan other than compensation for their services as Board members.

  In the event that insufficient shares are available under the 1992 Purchase Plan for a full allocation of shares to all participants during a given Offering Period (as defined below), the Board, in its discretion, shall (i) make a pro rata allocation of the shares remaining available for issuance and return to each participant any cash remaining in his or her account, or (ii) increase the number of shares that may be issued under the 1992 Purchase Plan, subject to stockholder approval.

  ELIGIBILITY. All employees of the Company, or of any subsidiary of the Company that has not been excluded by the Board as ineligible to participate in the 1992 Purchase Plan, are eligible to participate in the 1992 Purchase

Plan except the following: (i) employees who are customarily employed for less than 20 hours per week; (ii) employees who are customarily employed for less than five months in a calendar year; and (iii) employees who own or hold options to purchase or who, as a result of participation in the 1992 Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, determined pursuant to Section 424(d) of the Code.

  Approximately 57 subsidiaries of the Company are currently eligible to participate in the 1992 Purchase Plan. As of July 31, 1996, approximately 24,650 employees were eligible to participate in the 1992 Purchase Plan. Non-employee directors, members of the Committee, and Mr. Ellison are not eligible to participate in the 1992 Purchase Plan.

  OFFERING PERIODS AND ENROLLMENT. Each offering of Common Stock under the 1992 Purchase Plan is for a period of six months. Offering Periods commence on the first day of October and April of each year. The first day of each Offering Period is the "Offering Date" for such Offering Period. The Committees may change the duration of Offering Periods without stockholder approval, subject to certain limitations set forth in the 1992 Purchase Plan.

  Eligible employees may elect to participate in any Offering Period by submitting appropriate enrollment forms to the Company on or before the 15th day of the last month before the Offering Period. Once enrolled, a participant automatically will participate in each succeeding Offering Period unless he or she withdraws from the Offering Period or the 1992 Purchase Plan. Upon enrollment, a participant authorizes payroll deductions of up to 10% of the participant's base salary or wages, bonuses, overtime, shift premiums, draws against commissions, and commissions received during an Offering Period. After a participant sets the rate of payroll deductions for an Offering Period, he or she may increase or decrease the rate for any subsequent Offering Period, but may only decrease the rate for the current Offering Period. Only one change may be made during an Offering Period, unless otherwise approved by the Committee. No interest accrues on payroll deductions. All payroll deductions received or held by the Company under the 1992 Purchase Plan may be used by the Company for any corporate purpose, and the Company is not obligated to segregate such payroll deductions.

  PURCHASE OF STOCK. The number of whole shares a participant may purchase in any Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant during the Offering Period by the price per share determined as described below. The purchase takes place automatically on the Exercise Date. Any cash balance remaining in a participant's account following the purchase will be carried forward without interest to the next Offering Period, subject to certain limited exceptions.

  No participant may purchase more than 200% of the number of shares determined by using 85% of the fair market value of a share of the Company's Common Stock on the Offering Date. In addition, a participant is not permitted to make additional payroll deductions under the 1992 Purchase Plan once such participant has made contributions for the purpose of purchasing shares under the 1992 Purchase Plan or any other employee stock purchase plan in the amount of $21,250 in a calendar year.

  PURCHASE PRICE. The purchase price of shares purchased in any Offering Period will be 85% of the lesser of (a) the fair market value of the shares on the Offering Date or (b) the fair market value of the shares on the Exercise Date.

  WITHDRAWAL. A participant may withdraw from the 1992 Purchase Plan or any Offering Period by giving written notice to the Company. If notice is received by the 15th day of the last month of an Offering Period, payroll deductions for that Offering Period will cease and all deductions credited to the participant's account will be returned promptly, without interest. If notice is received after such date, the funds in the participant's account will be used to purchase stock on the Exercise Date. No payroll deductions will be made for any succeeding Offering Period unless the employee enrolls in a new Offering Period.

  TERMINATION OF EMPLOYMENT. If a participant's employment terminates for any reason (including death, disability, or retirement) or if a participant becomes ineligible to participate in the 1992 Purchase Plan, in either case prior to or on the 15th day of the last month of an Offering Period, his or her payroll deductions will be discontinued, and any amounts that were deducted from the participant's pay during the current Offering Period will be refunded to the participant (or to the participant's beneficiary or personal representative, in case of death) without interest. If a participant's employment terminates or a participant becomes ineligible to participate after the 15th day of the last month of an Offering Period, the funds in the participant's account will be used to purchase stock on the Exercise Date.

  CAPITAL CHANGES. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock purchasable at the end of any current Offering Period, the number of shares of Common Stock authorized for issuance under the 1992 Purchase Plan, and the price per share of Common Stock purchasable at the end of any current Offering Period will be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split, reverse stock split, combination, or reclassification of the Common Stock, or a dividend payable in the capital stock of the Company (but only on the Common Stock) or any other increase or decrease effected without receipt of consideration by the Company.

  In the event of a dissolution or liquidation of the Company, the Offering Period will terminate unless otherwise provided by the Committee, and the Company shall return to participants, to the extent permitted by law, any amounts, without interest, remaining in all payroll deduction accounts.

  In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the 1992 Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten an Offering Period then in progress by setting a new Exercise Date.

  RESALE OF SHARES. Generally, the 1992 Purchase Plan does not impose any restrictions on the resale of shares of Common Stock purchased thereunder. Furthermore, the Company has or will have a Form S-8 Registration Statement on file with the SEC, which satisfies most federal securities laws requirements with respect to the resale of such shares. However, the shares may be subject to resale restrictions imposed by state securities laws. In addition, participants who are affiliates of the Company may not resell under the Form S-8 Registration Statement any shares purchased under the 1992 Purchase Plan. Such resales must either be described in a separate prospectus (or, in certain instances, registered in a separate registration statement) or be effected in accordance with Rule 144 or another available exemption under the 1933 Act.

  AMENDMENT OR TERMINATION OF PLAN. The Committee may at any time and for any reason terminate or amend the 1992 Purchase Plan. Generally, no such termination may affect options previously granted, provided that an Offering Period may be terminated by the Committee on any Exercise Date if the Committee determines that the termination of the 1992 Purchase Plan is in the best interests of the Company and its stockholders. Generally, no amendment may make any change in any option previously granted that adversely affects the rights of any participant.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

  GENERAL. The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences associated with participation in the 1992 Purchase Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. All participants have been and are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 1992 Purchase Plan. Any tax effects that accrue to foreign employees as a result of participation in the 1992 Purchase Plan are governed solely by the tax laws of the countries in which such employees reside.

  The 1992 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The 1992 Purchase Plan is not qualified under Section 401(a) of the Code.

  TAX TREATMENT OF THE PARTICIPANT. Assuming the 1992 Purchase Plan qualifies under Section 423 of the Code, participants will not recognize income for federal income tax purposes either upon enrollment in the 1992 Purchase Plan or upon purchase of shares thereunder. All tax consequences of purchasing shares under the 1992 Purchase Plan are deferred until the participant sells or otherwise disposes of the shares or dies.

  If shares are disposed of after being held for more than one year after the applicable Exercise Date and more than two years from the applicable Offering Date, or if the participant dies while owning the shares, the participant realizes ordinary income to the extent of the lesser of: (i) 15% of the fair market value of the shares on the Offering Date or (ii) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price. Any additional gain upon the disposition of shares is treated as long-term capital gain. In general, a disposition includes a sale, exchange, gift or transfer of legal title, but does not include a transfer on death to an estate or a transfer by bequest or inheritance. If the shares are sold after the holding periods described above and the sale price is less than the purchase price, there is no ordinary income, and the participant recognizes a capital loss equal to the difference between the sale price and the purchase price.

  If the shares are disposed of, including by sale or gift (but not death, bequest or inheritance) within either the one-year or two-year holding periods described above (a "disqualifying disposition"), the participant realizes ordinary income at the time of such disqualifying disposition to the extent that the fair market value of the shares at the Exercise Date exceeded the purchase price. This excess will constitute ordinary income in the year of the disqualifying disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the sales proceeds and the fair market value of the shares at the Exercise Date is a capital gain or loss.

  Long-term capital gain (gain on property held for more than one year) is taxed for federal tax purposes at a maximum rate of 28%. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income. Capital losses in excess of $3,000 annually are deductible only against capital gains or may be carried forward.

  Ordinary income recognized by a participant upon a disqualifying disposition constitutes taxable compensation that will be reported on a W-2 form. The Company takes the position that this income is not subject to withholding.

  Optionees who are officers or directors of the company subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their options. In general, such optionees will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of (1) the date such income normally would be recognized under the principles described above, or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such an optionee makes the election under Section 83(b) of the Internal Revenue Code to be taxed as of the date specified in (1). The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. Optionees subject to this special treatment should consult their own tax advisors for further information.

  TAX TREATMENT OF THE COMPANY. The Company will be entitled to a deduction for federal income tax purposes to the extent that a participant recognizes ordinary income on a disqualifying disposition of the shares, but not if a participant meets the holding period requirements. The Company will treat any transfer of record ownership of shares, including a transfer to a broker or nominee or into "street name," as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, participants are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the 1992 Purchase Plan.

  ERISA. The Company believes that the 1992 Purchase Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                                PROPOSAL NO. 7

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has engaged Arthur Andersen LLP as its principal independent public accountants to perform the audit of the Company's financial statements for fiscal 1997. Arthur Andersen LLP has audited the Company's financial statements for its last nine fiscal years. The Board of Directors expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

REQUIRED VOTE

  The ratification of the selection of Arthur Andersen LLP requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
             RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1997 Annual Meeting of Stockholders must be received by May 14, 1997. Stockholder proposals should be addressed to Raymond L. Ocampo Jr., Senior Vice President, General Counsel and Corporate Secretary, Oracle Corporation, Box 659507, Redwood City, California 94065.

                                OTHER BUSINESS

  The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,


                                          /s/ Raymond L. Ocampo, Jr.
                                          -----------------------------------
                                                  Raymond L. Ocampo Jr.
                                             Senior Vice President, General
                                              Counsel & Corporate Secretary

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

                                                                      EXHIBIT A

                       1993 DIRECTORS' STOCK OPTION PLAN
             (underlined provisions are proposed to be eliminated)

5. OPTION GRANTS

  (D) LIMITATIONS

    (iii) NOTWITHSTANDING THE PROVISIONS OF SECTION 5(c)(ii) HEREOF, EACH GRANT DESCRIBED IN THAT SUBPARAGRAPH MADE AFTER THE DATE THAT THE COMPANY BECOMES SUBJECT TO NEW RULE 16b-3 UNDER THE EXCHANGE ACT, AS AMENDED EFFECTIVE MAY 1, 1991 ("NEW RULE 16b-3"), SHALL BE CONDITIONAL UPON THE COMPANY RECEIVING ON OR PRIOR TO THE DATE OF THE GRANT EITHER AN OPINION OF COUNSEL OR A NO-ACTION LETTER ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE COMPANY STATING THAT THE GRANT IS AN EXEMPT GRANT UNDER NEW RULE 16b-3 UNDER THE EXCHANGE ACT AS THEN APPLICABLE TO THE COMPANY AND THE RECIPIENT OF THE GRANT REMAINS A "DISINTERESTED" PERSON WITHIN THE MEANING OF NEW RULE 16b-3.

    (iv) NOTWITHSTANDING THE PROVISIONS OF SECTIONS 5(b) AND (c), NO INDIVIDUAL OUTSIDE DIRECTOR SHALL BE GRANTED OPTIONS TO PURCHASE MORE THAN AN AGGREGATE OF 675,000 SHARES UNDER THIS PLAN.

14. AMENDMENT AND TERMINATION OF THE PLAN.

  (a) AMENDMENT. The Board or the Committee may amend the Plan from time to time in such respects as the Board or the Committee, as the case may be, may deem advisable; provided that, to the extent necessary to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the Company's stockholders to amend the Plan to the extent and in the manner required by such law or regulation. NOTWITHSTANDING THE FOREGOING, THE PROVISIONS SET FORTH IN SECTIONS 5 AND 6 OF THIS PLAN (AND ANY OTHER SECTIONS OF THIS PLAN THAT AFFECT THE FORMULA AWARD TERMS REQUIRED TO BE SPECIFIED IN THIS PLAN BY RULE 16b-3) SHALL NOT BE AMENDED MORE THAN ONCE EVERY SIX MONTHS, OTHER THAN TO COMPORT WITH CHANGES IN THE CODE, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR THE RULES THEREUNDER.

                              ORACLE CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 14, 1996

     The undersigned hereby appoints LAWRENCE J. ELLISON, RAYMOND J. LANE and JEFFREY O. HENLEY, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE CORPORATION, to be held on Monday, October 14, 1996, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION, TO APPROVE THE ADOPTION OF THE EXECUTIVE OFFICERS 1997 BONUS PLAN, TO APPROVE THE ADOPTION OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, TO APPROVE THE AMENDMENT TO THE COMPANY'S 1993 DIRECTORS' STOCK OPTION PLAN, TO APPROVE THE AMENDMENT TO THE 1991 LONG-TERM EQUITY INCENTIVE PLAN, TO APPROVE THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN (1992) AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.



                        (Continued and to be signed on reverse side)

      (Continued from other side)

     1.  ELECTION OF DIRECTORS

         FOR all nominees listed below (except as marked to the contrary below):

         -----

         WITHHOLD AUTHORITY to vote for all nominees listed below:
                                                                   -----
         Nominees: Lawrence J. Ellison, Donald L. Lucas, Delbert W. Yocam, Michael J. Boskin, Raymond J. Lane and Jeffrey O. Henley.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

- -------------------------

     2. PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S EXECUTIVE OFFICER 1997 BONUS PLAN
              [_] FOR            [_] AGAINST            [_] ABSTAIN

     3. PROPOSAL TO APPROVE THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
              [_] FOR            [_] AGAINST            [_] ABSTAIN

     4. PROPOSAL TO APPROVE THE ADOPTION OF AMENDMENTS TO THE COMPANY'S 1993 DIRECTORS' STOCK OPTION PLAN
              [_] FOR            [_] AGAINST            [_] ABSTAIN

     5. PROPOSAL TO APPROVE THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S 1991 LONG-TERM EQUITY INCENTIVE PLAN
              [_] FOR            [_] AGAINST            [_] ABSTAIN

     6. PROPOSAL TO APPROVE THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN (1992)
              [_] FOR            [_] AGAINST            [_] ABSTAIN

     7.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
              [_] FOR            [_] AGAINST            [_] ABSTAIN

     8. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their positions when signing.


                                            Dated:               , 1996
                                                  ---------------

                                            ---------------------------

                                            ---------------------------
                                                             Signatures


STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.